UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 30, 2010

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33201	82-0538520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800 Denver, CO	80202
(Address of Principal Executive offices)	(Zip Code)

Registrants’ telephone number, including area code: (303) 597-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2010, the Board of Directors (the “Board”) of DCT Industrial Trust Inc. (the “Company”) appointed Raymond B. Greer, effective as of August 4, 2010, as a Director of the Company to serve until the Company’s 2011 annual meeting of stockholders. Initially, Mr. Greer will not serve on any committees of the Board.

Mr. Greer has over twenty years of logistics and transportation experience. Most recently, Mr. Greer was CEO of Greatwide Logistics Services LLC. Prior to Greatwide, he was President & CEO of Newgistics, Inc., and also held the positions of President, COO and CIO for Ryder Integrated Logistics. Mr. Greer joined Ryder after more than a decade in leadership positions with Federal Express Corporation (NYSE: FDX).

Pursuant to the Board’s current policy regarding director compensation, the Company will grant Mr. Greer a number of shares of phantom stock of the Company valued at $40,000 on August 4, 2010. The actual number of shares of phantom stock to be granted will be determined by dividing (1) $40,000 by (2) the closing market price of the Company’s common stock on the New York Stock Exchange on the grant date. The shares of phantom stock will vest on the first anniversary of the grant date.

Additionally, in connection with Mr. Greer’s appointment to the Board, the Company and Mr. Greer will enter into an indemnification agreement in substantially the same form as the Company has entered into with each of the Company’s existing directors. The indemnification agreement requires, among other matters, that the Company indemnify Mr. Greer to the fullest extent permitted by law for reasonable expenses and liabilities arising out of any proceeding involving Mr. Greer by reason of his service as a member of the Board and advance to him all such expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

Dated: August 3, 2010

/s/ Philip L. Hawkins
	Name:	Philip L. Hawkins
	Title:	President and Chief Executive Officer